Exhibit 1.1

Execution Version

FIRST AMENDMENT TO

BUSINESS COMBINATION AGREEMENT

This First Amendment to Business Combination Agreement (this “Amendment”), between Aura FAT Projects Acquisition Corp, a Cayman Islands exempted company limited by shares, with company registration number 384483 (“Acquiror”), and Allrites Holdings Pte Ltd., a Singapore private company limited by shares, with company registration number 201703484C (the “Company”) and Meta Gold Pte. Ltd., a Singapore exempt private company limited by shares, with company registration number 202001973W, in its capacity as the representative for the shareholders of the Company (“Company Shareholder Representative”) is dated January 14, 2025 (the “Effective Date”). The Acquiror, the Company, the Company Shareholder Representative, and each Company Shareholder who becomes a party, are each referred to individually as a “Party” and, collectively, as the “Parties.”

BACKGROUND

A. Acquiror, Company, and Company Shareholder Representative previously entered into that certain business combination agreement dated May 7, 2023 (the “Original Agreement”). Capitalized terms used in this Amendment and not otherwise defined in this Amendment have the meanings ascribed to such terms in the Original Agreement. Following the Effective Date, references to the Agreement shall mean the Original Agreement as amended by this Amendment; and

B. The Parties seek to amend the Original Business Combination Agreement to, among other things, extend the Agreement End Date.

Now therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth in this Amendment, and intending to be legally bound, the Parties agree as follows:

AGREEMENT

1. Definitions.

a. The defined term “Earnout Period” in Section 1.1 of the Original Agreement is deleted in its entirety and replaced with:

“‘Earnout Period’ means, as to the First Earnout, Fiscal Year 2025, and as to the Second Earnout, Fiscal Year 2026.”

b. The defined term “Earnout Threshold” in Section 1.1 of the Original Agreement is deleted in its entirety and replaced with:

“‘Earnout Threshold’ means, as to the First Earnout, the Company reaching an ARR equal to or greater than $8,750,000 for Fiscal Year 2025, and as to the Second Earnout, the Company reaching an ARR equal to or greater than $15,470,000 Fiscal Year 2026.”

c. The following defined term is added to Section 1.1 of the Original Agreement.

“‘Material Adverse Effect’ means any change or effect that, individually or in the aggregate (i) is or is likely to be materially adverse to the business, condition (financial or otherwise), results of operations, properties or assets or liabilities of the Company and its Subsidiaries or the Acquiror and its Subsidiaries, except for any change or effect that arises out of (unless the following exceptions were the result of a change or effect that is not included in the following exceptions): (A) any change in conditions in the global economy, (B) any change in the economic or business conditions affecting the industries in which the Company or its Subsidiaries or the Acquiror or its Subsidiaries conducts business (in each case that do not disproportionately affect the Company or its Subsidiaries or the Acquiror or its Subsidiaries), (C) changes or proposed changes in Law or GAAP or interpretations or enforcement by any Governmental Authority, or (D) acts of war, sabotage or terrorism or military actions or any escalation or material worsening of any such acts of war, sabotage or terrorism or military actions; or (ii) materially and adversely affects the ability of the Acquiror or the Company to consummate the transactions contemplated by this Agreement. Notwithstanding the foregoing, the Parties agree that the Acquiror’s listing status shall not be considered a Material Adverse Effect.”

2. Deletion of Nasdaq Listing Representation. Section 5.17 of the Original Agreement is deleted in its entirety and replaced with “Intentionally Omitted”.

3. Deletion of Nasdaq Covenant. Section 7.2 of the Original Agreement is deleted in its entirety and replaced with “Intentionally Omitted”.

4. Deletion of Certain Closing Conditions.

a. Section 9.1(h) of the Original Agreement is deleted in its entirety and replaced with “Intentionally Omitted”.

5. Amendment of Termination Provision. Section 10.1(d) of the Original Agreement is deleted in its entirety and replaced with the following:

(d) by the Company if (i) the Acquiror Board has publicly announced its proposal, or has publicly announced its resolution, to withhold or withdraw, or to qualify, amend or modify in a manner detrimental to obtaining the Acquiror Shareholders’ Approval, the Acquiror Board Recommendation, or (ii) the Closing has not occurred on or before July 18, 2025 (the “Agreement End Date”);

6. Extension of Agreement End Date. Section 10.1(e)(ii) of the Original Agreement is deleted in its entirety and replaced with:

(ii) the Closing has not occurred on or before the Agreement End Date;

7. Break Fee Adjustment. Section 10.2 is deleted in its entirety and replaced with the following.

“Section 10.2. Break Fee. In the event of the termination of this Agreement pursuant to Section 10.1, except if the termination occurs with respect to Section 10.1(d) or Section 10.1(e) above, in which case no fee will be due, the terminating party shall pay $350,000 (the “Break Fee”) to the non-terminating party, within three business days, by wire transfer of immediately available funds to an account specified by the non-terminating party, it being understood that in the event of termination by the Company, amounts previously paid to Acquiror shall offset the Break Fee.”

8. Company Shareholder Representative.

a. All references to “Purchaser” Section 11.20(e) of the Original Agreement are deleted and replaced with “Acquiror.”

b. All references to “Purchaser Indemnified Party” Section 11.20(e) of the Original Agreement are deleted and replaced with “Acquiror Indemnified Party.”

9. No Other Amendments. The Original Agreement remains in full force and effect and is unamended except as explicitly set forth in this Amendment. If there is a conflict between the terms of the Original Agreement and this Amendment, the terms of this Amendment will prevail.

10. Severability. If any provision of this Amendment is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Amendment shall remain in full force and effect. The Parties further agree that if any provision is, to any extent, held invalid or unenforceable in any respect under the Laws governing this Amendment, they shall take any actions necessary to render the remaining provisions of this Amendment valid and enforceable to the fullest extent permitted by Law and, to the extent necessary, shall amend or otherwise modify this Amendment to replace any provision that is held invalid or unenforceable with a valid and enforceable provision giving effect to the intent of the Parties.

11. Governing Law. This Amendment shall be deemed to have been executed and to be performed within the State of New York, and all claims or causes of action based upon, arising out of, or related to this Amendment, shall be governed by, and construed in accordance with, the Laws of the State of New York, without giving effect to principles or rules of conflict of Laws to the extent such principles or rules would require or permit the application of Laws of another jurisdiction.

12. Counterparts; Electronic Execution. This Amendment may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “execution,” “execute,” “signed,” “signature,” and words of like import in or related to this Amendment (including, without limitation, any related amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms complying with applicable Law, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the Delaware Uniform Electronic Transactions Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

[Signatures on following page]

The Parties have caused this Amendment to be executed as of the Effective Date.

ACQUIROR:

AURA FAT PROJECTS ACQUISITION CORP.

By:	/s/ Tristan Lo
Name:	Tristan Lo
Title:	Co-Chief Executive Officer and Chairman of the Board

COMPANY:

ALLRITES HOLDINGS PTE LTD.

By:	/s/ Riaz Mehta
Name:	Riaz Mehta
Title:	Chief Executive Officer

COMPANY SHAREHOLDER’S REPRESENTATIVE:

META GOLD PTE. LTD.

By:	/s/ Riaz Mehta
Name:	Riaz Mehta
Title:	Chief Executive Officer

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